ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20080647130-51
	Filing Date and Time 09/30/2008 2:00 PM
	Entity Number C24201-1996

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

AVEROX INC.

2. Description of the original document for which correction is being made:

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

3. Filing date of the original document for which correction is being made: August 26, 2008.

4. Description of the inaccuracy or defect.

Certificate of Amendment to Articles of Incorporation was filed as of an effective date of August 26, 2008.

5. Correction of the inaccuracy or defect.

Certificate of Amendment to Articles of Incorporation will be re-filed with an effective date of October 25, 2008.

6. Signature:

X
Authorized Signature

President & CEO
Title *

9/30/08
Date

*If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited -liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.